EXECUTION COPY
AGREEMENT OF PURCHASE AND SALE
This Agreement of Purchase and Sale, dated as of May 24, 2018 (this “Agreement”), is between North American Fairs, LLC, a Delaware limited liability company (the “Buyer”), Townsquare Live Events, LLC, a Delaware limited liability company (“TSQ”), and Danny Huston, an individual (“DH”).
WITNESSETH:
WHEREAS, TSQ is the record and beneficial owner of all of the issued and outstanding membership interests (the “Interests”) of Heartland Group LLC, a Delaware limited liability company (the “Company”).
WHEREAS, the Buyer desires to purchase from TSQ, and TSQ desires to sell to the Buyer, all of the Interests, such that, upon Closing, the Buyer shall be the record and beneficial owner of all of the issued and outstanding membership interests of the Company.
NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.	Definitions.
For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)    “Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(b)    “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, written notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
(c)    “Affiliate” means, with respect to any Person, (i) any other Person that controls, is controlled by, or is under common control with such Person, (ii) any other Person of which it owns at least 10% (or which owns at least 10% of it), (iii) any officer, director or equity holder of a Person described in (i) or (iii), (iv) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (i) or (iii) or anyone sharing a home with such Person or any of the Persons referred to in clauses (i) and (iii), and (v) any trust, limited liability partnership, limited liability company or other entity the owners or beneficiaries of which are any of the Persons set forth in clause (iv). For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise. DH and JB (as defined below), and their respective Affiliates, shall not be deemed to be Affiliates of one another for purposes of Section 6(c) and related definitions and provisions.

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(d)    “Aggregate Consideration” means (i) the total value of all cash, securities and other consideration in any form paid, directly or indirectly, by any acquiror to the Buyer, the NAME Group and/or their respective security holders in connection with the Transaction plus (ii) the principal or face amount of any debt or preferred stock assumed, acquired, redeemed or repaid (directly or indirectly) following the execution of definitive documents with respect to a Transaction or in connection with the Transaction or, with respect to a Change in Control, which remains on the Buyer’s or the Company’s financial statements (or any other member of the NAME Group) at the time of such Change in Control and (iii) including, without limitation (to the extent in connection with or in contemplation of the Transaction), (a) amounts paid into escrow and (b) any consideration that is contingent upon the occurrence of some future event (but only to the extent such consideration is actually paid by the acquirer).
(e)    “Agreement” has the meaning set forth in the recitals.
(f)    “Assets” means the assets, properties and contracts of the NAME Group.
(g)    “Buyer” has the meaning set forth in the recitals.
(h)    “Change in Control” means: (i) (A) any consolidation, share exchange, or merger of the Buyer, the Company or any member of the NAME Group with or into any other Person or (B) any other corporate reorganization, transaction or a series of related transactions in which in the case of (A) or (B) the members of the Company (and their respective Affiliates) immediately prior to such consolidation, share exchange, merger, reorganization, transaction or series of transactions own less than fifty percent (50%) of the voting power of the surviving Person (or if the surviving Person is a wholly-owned Subsidiary, its parent) immediately after such consolidation, share exchange, merger, reorganization, transaction or series of transactions; (ii) (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Buyer or the Company or any direct or indirect subsidiary thereof of substantially all of the Assets of the Buyer or the Company or the NAME Group taken as a whole (other than to an Affiliate of the Company or Buyer in a non-cash transaction, but subject to compliance by any such Affiliate with Section 6(c) herein) or (B) the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Buyer or the Company or the NAME Group (other than to an Affiliate of the Company or Buyer in a non-cash transaction, but subject to compliance by any such Affiliate with Section 6(c) herein) if substantially all of the Assets of the NAME Group taken as a whole are held by such subsidiary or subsidiaries; or (iii) any one or more members of the Buyer or the Company holding a majority of all then outstanding equity of the Buyer or the Company (voting or non-voting), acting alone or together, shall, in any transaction or series of related transactions, directly or indirectly, sell, assign or otherwise transfer (directly or indirectly, whether voluntarily or by operation of law) more than fifty percent (50%) of the then issued and outstanding equity of the Buyer or the Company (voting or non-voting) (other than to an Affiliate of the Company or Buyer in a non-cash transaction, but subject to compliance by any such Affiliate with Section 6(c) herein).
(i)    “Closing” shall have the meaning set forth in Section 5(a) below.
(j)    “Closing Date” shall have the meaning set forth in Section 5(a) below.

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(k)    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(l)    “Company” has the meaning set forth in the recitals.
(m)    “DH” has the meaning set forth in the recitals.
(n)    “Effective Time” means of 11:59 PM Eastern Time on the Closing Date.
(o)    “Financial Statements” means the financial statements (balance sheet, statement of cash flows and profit and loss statement) of the NAME Group as of and for the fiscal year ended December 31, 2017.
(p)    “GAAP” means United States generally accepted accounting principles as in effect from time to time.
(q)    “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator having competent jurisdiction, as well as any accrediting body.
(r)    “Indebtedness” means, with respect to the NAME Group: (i) all indebtedness of such Person, whether or not contingent, for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services; (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (viii) insurance reserves; (ix) any “change in control” payments or similar payments arising out of the consummation of the transactions contemplated hereby; (x) accrued interest on any such indebtedness; (xi) all indebtedness of others referred to in clauses (i) through (x) above guaranteed directly or indirectly in any manner by such Person; and (xii) all indebtedness referred to in clauses (i) through (x) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.
(s)    “Interests” has the meaning set forth in the recitals.

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(t)    “Inventory” means inventory, rides, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.
(u)    “JB” means Jeffrey Blomsness, an individual.
(v)    “Knowledge of TSQ” or words of similar import, means the knowledge of Dhruv Prasad, Stuart Rosenstein, Michael Josephs, Chris Kitchen, Scott Epstein and Matt LaRose.
(w)    “Law” means any law, statute, code, ordinance, regulation, rule, consent, order, injunction, assessment, settlement, arbitration award, decision, judgment or decree of any Governmental Authority or any other orders or legal requirements (including any policies having the force and effect of law, any rules of common law and any judicial or administrative interpretations thereof) issued by any Governmental Authority.
(x)    “Liability” with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
(y)    “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 21, 2016, as amended from time to time.
(z)    “Member Sale” means, any sale, assignment or other transfer (directly or indirectly, whether voluntarily or by operation of law) by any member or equity holder of the Buyer or the Company of any equity of the Buyer or the Company (voting or non-voting) to any Person (other than to an Affiliate of the Company or Buyer in a non-cash transaction, but subject to compliance by any such Affiliate with Section 6(c) herein) in a transaction that is not a Change in Control.
(aa)    “NAME Group” means the Company and its direct and indirect subsidiaries, including each entity listed on Exhibit A of the Securities Purchase Agreement.
(bb)    “NAME Parties” shall have the meaning set forth in Section 6(c) below.
(cc)    “NOLs” shall have the meaning set forth in Section 6(g) below.
(dd)    “Organizational Documents” means the LLC Agreement and the Certificate of Formation of the Company filed on April 5, 2010, as amended from time to time.
(ee)    “Parent” means Townsquare Media, Inc., a Delaware corporation.
(ff)    “Pending Actions” means Smith, et. al. v. North American Midway Entertainment – Astro Amusement, Inc., the Netania Jordan claim, Deggeller Attractions, Inc. . v. North American Midway Entertainment – Southeast, LLC, etc. and Darrell Desgranges, etc. and any other currently pending Action.

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(gg)    “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
(hh)    “Purchase Price” means $23,500,000.
(ii)    “Rockford Agreement” means the Co-Production Agreement, dated May 24, 2018, by and between TSQ and Buyer.
(jj)    “Securities Purchase Agreement” means the Securities Purchase Agreement, dated August 14, 2015, by and among TSQ, DH and the other parties named therein, as amended from time to time.
(kk)    “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
(ll)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(mm)    “TSQ Period” means the period after September 1, 2015 and ending immediately prior to the Closing,
(nn)    “Transaction” means (i) any Change in Control, (ii) any Member Sale, (iii) any transaction or series of transactions (regardless of the form of the transaction, the nature of the transaction consideration or how such transaction is effected) whereby, directly or indirectly and whether acting alone or with other parties, any Person forms a joint venture, partnership, collaboration or other form of joint undertaking involving a majority of the Buyer’s or the Company’s businesses, operations or Assets, (iv) any sale of equity of any member of the NAME Group, (v) any sale of assets of the NAME Group outside of the ordinary course of business, (vi) any redemption of equity of the Buyer or the Company, or any distribution or dividend by the Buyer, the Company or the NAME Group outside of the ordinary course of business (any portion of a distribution or dividend from cash on hand generated solely from operations will be deemed to be ordinary course of business); provided, that the foregoing shall not include any transfer of cash among the NAME Group which is not distributed to any equity holder of the Company or any equity holder of the Buyer, or (vii) any transaction or series of transactions (regardless of the form of the transaction, the nature of the transaction consideration or how such transaction is effected) whereby, directly or indirectly and whether acting alone or with other parties, any Person effects any other significant extraordinary corporate transaction with or involving the Buyer, the Company or its businesses, operations or Assets that has the effect of conveying or transferring to such Person a majority of the economic interests in the Buyer or the Company or the NAME Group. For the avoidance of

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doubt, a Transaction shall not include any assignment or other transfer by any equity holder of the Company or the Buyer of equity of the Company or the Buyer (voting or non-voting) to any Affiliate of such equity holder upon the death of such equity holder so long as such Affiliate agrees to be bound by Section 6(c) with respect to any subsequent assignment or other transfer by any such Affiliate to any Person that is not an Affiliate of such equity holder.
(oo)    “Transaction Payments” shall have the meaning set forth in Section 6(c) below.
(pp)    “Transaction Period” means the ten year period commencing on the Closing Date and ending on 5:00 PM Eastern Time on May 24, 2028.
(qq)    “Transition Services Agreement” means the Transition Services Agreement, dated May 24, 2018, by and between TSQ and the Company, in the form attached hereto as Exhibit A.
(rr)    “Treasury Regulations” means the United States Treasury Regulations Sections promulgated under the Code.
(ss)    “TSQ” has the meaning set forth in the recitals.

2.	Sale and Purchase of the Interests.
(a)    Subject to the terms and conditions of this Agreement, at the Closing, (i) TSQ shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from TSQ, all right, title and interest of TSQ in and to the Interests, and (ii) TSQ agrees to assign all of its rights, claims and causes of action related thereto to the Buyer.
(b)    On the Closing Date, upon payment of the Purchase Price, the Interests shall automatically, without any further action on the part of TSQ, the Buyer, or the Company (other than the transfer of the Interests on the Company’s books and records in accordance with the terms hereof), be deemed transferred to the Buyer in accordance with this Section 2. On the Closing Date, the Company shall transfer the Interests on its books and records from TSQ to the Buyer. At the Closing, TSQ shall deliver to the Company a duly executed membership interest transfer power in the form attached hereto as Exhibit B.

3.	Representations and Warranties of TSQ. TSQ hereby represents and warrants to the Buyer, as of the date of this Agreement, as follows:
(a)    Authorization. TSQ has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly executed and delivered by TSQ, and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting enforcement of creditors’ rights generally.
(b)    Title to Interests. The Interests represent one hundred percent (100%) of the authorized and outstanding equity interests of the Company. TSQ owns all right, title and interest (legal and beneficial) in and to the Interests, free and clear of all liens and encumbrances other than

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any restrictions under federal and state securities Laws. No Person has any right to acquire any equity or other interest in the Company. Upon delivery of the Interests to the Buyer and payment to TSQ of the Purchase Price, the Buyer will acquire good, valid and marketable title to such Interests free and clear of all liens and encumbrances other than (i) restrictions under federal and state securities Laws and (ii) any liens or encumbrances created by the Buyer.
(c)    No Conflicts. The execution and delivery of this Agreement and the performance by TSQ hereunder does not and will not result in the material breach or violation of any of the terms or provisions of, or constitute a default under, or accelerate the performance required by the terms of any material indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which it is a party or by which it is bound, nor will any such action result in any violation of the provisions of any material statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property.
(d)    Financial Statements. Except as set forth on Section 3(d) of the Disclosure Schedule, to the Knowledge of TSQ, the Financial Statements fairly present, in accordance with the past practices of the NAME Group (but only since September 1, 2015), in all material respects the financial position of the NAME Group at the balance sheet date and the results of operations for each of the periods covered thereby.
(e)    Absence of Undisclosed Liabilities. To the Knowledge of TSQ, the NAME Group has no Indebtedness or Liability which is not adequately disclosed or reserved against in the Financial Statements, other than Liabilities incurred or accrued in the ordinary course of business consistent with past practice, including with respect to amount, magnitude and frequency, since December 31, 2017 and executory obligations under contracts incurred in the ordinary course of business. All inter-company Indebtedness and all other amounts payable to TSQ or any of its Affiliates by any member of the NAME Group have been cancelled, extinguished and otherwise deemed to have been paid in full, and no amounts with respect thereto shall be payable to TSQ or any of its Affiliates from and after the Closing.
(f)    Sufficiency of Assets. Other than as contemplated by the Transition Services Agreement, to the Knowledge of TSQ, there are no Assets used in the operation of the NAME Group’s business and owned or purported to be owned by any Affiliate of TSQ (other than the NAME Group) that are material and necessary to the operation of the NAME Group’s business. Since January 1, 2018, to the Knowledge of TSQ, except for transfers in the ordinary course of business, the NAME Group has not assigned, sold or otherwise transferred any material tangible or intangible Assets owned, leased or licensed by the NAME Group to any other Person, including any Affiliate of TSQ.
(g)    Tax Matters. To the Knowledge of TSQ, the NAME Group has filed or caused to be filed, within the times (including extensions) and within the manner prescribed by Law, all US federal and state income Tax Returns and Canadian federal income Tax Returns which are required to be filed by the NAME Group with respect to the TSQ Period. To the Knowledge of TSQ, such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws; provided that such Tax Returns were prepared based on the information provided to TSQ by the NAME Group.

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(h)    Litigation. There is not pending or, to the Knowledge of TSQ, threatened against TSQ any Action before any court, tribunal, governmental body, agency or official or any arbitrator relating to the Interests or that might affect the legality, validity or enforceability against TSQ of this Agreement or TSQ’s ability to perform its obligations hereunder. To the Knowledge of TSQ, there is no Action pending or threatened against TSQ that would, if adversely determined, prevent or materially delay consummation of the transactions contemplated hereby.
(i)    No Other Representations. THE BUYER ACKNOWLEDGES THAT IT HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE NAME GROUP AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE BUYER HAS RELIED SOLELY ON THE RESULTS OF SUCH INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES OF TSQ SET FORTH HEREIN. TSQ MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE NAME GROUP OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND TSQ DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WHETHER MADE BY TSQ OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. NOTHING IN THIS SECTION 3(i) IS INTENDED TO MODIFY OR LIMIT ANY OF THE REPRESENTATIONS OR WARRANTIES OF TSQ OR BUYER’S RIGHT TO INDEMNIFICATION AS SET FORTH IN THIS AGREEMENT.

4.	Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to TSQ, as of the date of this Agreement, as follows:
(a)    Authorization. The Buyer has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws or general application affecting enforcement of creditors’ rights generally.
(b)    No Conflicts. The execution and delivery of this Agreement and the performance by the Buyer hereunder does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or accelerate the performance required by the terms of any material indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which it is a party or by which it is bound, nor will any such action result in any violation of the provisions of any material statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property.
(c)    Acknowledgments. The Buyer is acquiring the Interests for the Buyer’s own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Act and applicable state securities Laws. The Buyer has such knowledge and experience in financial, tax and business matters and in making investments of this type that it is capable of

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evaluating the merits and risks of purchasing the Interests. The Buyer is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Act.

5.	Closing.
(a)    The closing of the purchase and sale of the Interests (the “Closing”) shall take place electronically on the date hereof by the mutual exchange of executed documents via facsimile or e-mail (via portable document format (.PDF)), or at such place as the Buyer and TSQ may agree (such date, the “Closing Date”).
(b)    At the Closing, the Buyer shall pay to TSQ the Purchase Price in U.S. dollars for the Interests being sold by TSQ.

6.	Covenants.
(a)    Non-Disparagement. Each of the parties hereto agree not to defame, disparage or criticize any other party hereto (including the Company, and each party’s respective predecessors, parents, subsidiaries, affiliates, successors, assigns, current and former agents, officers, directors, managers, shareholders, partners, employees and members) their business plans, procedures, products, services, development, finances, financial condition, capabilities or other aspect of their businesses, or any of their direct and indirect stakeholders, in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time. Notwithstanding the foregoing sentence, each of TSQ, the Company and the Buyer may confer in confidence with its respective advisors and make truthful statements as required by Law.
(b)    Resignation as a Member. Effective as of the Closing Date, TSQ resigns as a member of the Company, and disclaims any right, interest or expectancy it ever had in the NAME Group; provided that in no event shall the Company be released from its obligations pursuant to Sections 23 and 24 of the LLC Agreement and TSQ and each manager and officer of the Company shall enjoy all rights thereunder.
(c)    Subsequent Transaction Rights. In the event that during the Transaction Period any Transaction is consummated or effected, or the Buyer, DH, the NAME Group, any equity holder of the Buyer or the NAME Group or any of their respective Affiliates (collectively, the “NAME Parties”) agrees to enter into any Transaction (as evidenced by an executed written agreement such as a purchase agreement, letter of intent or similar agreement), the NAME Parties hereby agree that as a condition to the consummation of each such Transaction, TSQ shall be entitled to 15% of the Aggregate Consideration paid to the NAME Parties in such Transaction (any such amounts, the “Transaction Payments”), in the same form of consideration paid to any of the NAME Parties at the same time paid to any such Person (in the event of any non-cash consideration, TSQ shall be entitled to the same rights in respect thereof as any other recipient thereof). If any portion of the Aggregate Consideration is paid in the form of securities, the value of such securities, for purposes of calculating the Transaction Payments, will be determined in accordance with the definitive agreement entered into in connection therewith (or if not so provided for, based on the average of the closing price for such securities on the five (5) trading days ending three (3) trading days prior

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to the date of the closing of the Transaction in question, and if such securities do not have an existing trading market, the value of the securities will be the mutually agreed by the Company and TSQ based upon fair market value on the day prior to the closing thereof). For the avoidance of doubt, no bona fide third party acquirer of any assets or equity of the Buyer or the NAME Group shall be liable to TSQ pursuant to this Section 6(c) upon any further transfer of such assets or equity (so long as TSQ has received any Transaction Payments it is entitled to in connection with the original transfer, and subject to the penultimate paragraph of this Section 6(c)).
At least ten (10) days prior to entering into any agreement in respect of any Transaction (binding or otherwise), the NAME Parties hereby covenant and agree to provide TSQ with written notice of any such potential Transaction, together with the terms thereof (including the Aggregate Consideration) (and any material modifications to such terms). Upon entering into any definitive agreement in respect of any Transaction, or any written and executed term sheet, letter of intent or similar agreement or understanding, the NAME Parties hereby covenant and agree to provide TSQ with a true and correct copy thereof (and true and correct copies of any amendments in respect thereof).
The NAME Parties shall not through any reorganization, transfer of assets, merger, dissolution, redemption, issue or sale of securities, declaration or payment of any dividend or distribution or any other voluntary action, directly or indirectly: (i) avoid or seek to avoid the observance or performance of any of the terms to be observed or performed pursuant to this Section 6(c) by the NAME Parties; or (ii) circumvent the rights of TSQ pursuant to this Section 6(c). The NAME Parties shall not, directly or indirectly, permit, authorize, approve, consent to or facilitate any Transaction which does not comply with this Section 6(c). Without limiting the rights of TSQ pursuant to this Section 6(c), in the event NAME Parties receive any Transaction Payments, then the such Person shall provide prompt written notice thereof to TSQ and shall hold in trust all such payments for the benefit of TSQ and shall promptly pay such amounts held in trust to TSQ without deduction or set-off.
In the even that (i) any assets of the NAME Group is assigned or otherwise transferred or (ii) any equity of the NAME Group is assigned or otherwise transferred, in each case, to any Affiliate of the Company in a non-cash transaction, then such assignment or transfer shall not be deemed to be a Transaction subject to the following: (a) such Affiliate shall be deemed to be a NAME Party for purposes of this Section 6(c); (b) such Affiliate shall agree in writing for the benefit of TSQ and its Affiliates to be bound by this Section 6(c) as a NAME Party; and (c) any subsequent assignment or transfer by such Affiliate shall be deemed to be a Transaction (other than a subsequent assignment or transfer to an Affiliate of the Company or its equity holders in a non-cash transaction, but subject to compliance with respect to the foregoing clauses (a), (b) and (c)). The Company, the Buyer and DH shall cause each NAME Party (in each case, as if a party hereto) to comply with this Section 6(c), and shall be liable for any breach of this Section 6(c) by any such Person.
(d)    Certification. The Company shall deliver to TSQ, within 30 days of each of the first ten anniversaries of the date of this Agreement, a certificate executed by an officer of the Company, and the Company’s independent accounting firm or legal counsel, certifying to TSQ that no

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Transaction occurred during the previous 12 months or describing any Transactions that occurred during the previous 12 months.
(e)    Confidentiality. From and after the Closing, TSQ shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the NAME Group; provided, however, TSQ may disclose such information to its lawyers and other professional advisors in connection with the enforcement of the terms of this Agreement. From and after the Closing, the NAME Group shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning TSQ and the Parent (but excluding any information related to the NAME Group); provided, however, the NAME Group may disclose such information to its lawyers and other professional advisors in connection with the enforcement of the terms of this Agreement. If any such receiving party is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the disclosing party in writing (if legally permissible) and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use commercially reasonable efforts (at the disclosing party’s sole cost and expense) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(f)    Public Disclosure. No party hereto shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and TSQ, unless, in the reasonable judgment of a party, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Parent lists its securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or rule to consult with the other party with respect to the timing and content thereof. Buyer and TSQ shall cause the NAME Group, and all of their employees, to comply with the foregoing.
(g)    Certain Tax Elections. TSQ agrees to (i) make, in the manner prescribed by the Code and Treasury Regulations, the election provided for under Treasury Regulation Section 1.1502-36(d)(6)(i)(A), or (ii) if requested by the Buyer, to join with the Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S. tax law) with respect to the purchase and sale of the Interests hereunder (the “Section 338 Election”).  If Buyer elects to make a Section 338 Election, Buyer shall pay the Parent the sum of (A) the amount by which any Taxes payable by the Parent or any Affiliate with respect to the sale of the Interests exceeds the Taxes that would have been payable had the Section 338 Election not been made, (B) an amount equal to 0.21 times the excess of (x) the net operating losses (“NOLs”) used or to be used by the Parent or any Affiliate to offset any gain resulting from the Section 338 Election over (y) the NOLs that would have been used by the Parent or any Affiliate with respect to the sale of the Interests had the Section 338 Election not been made, (C) any other amounts payable by the Parent or any direct or indirect subsidiary thereof, in each case as a result of the Section 338 Election, and (D) any Taxes payable by the Parent or any Affiliate with respect to any payment pursuant to

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this Section 6(g) (all such payments together, the “Tax Adjustment”).  Buyer and TSQ shall cooperate and provide the other party with any additional information necessary to calculate the Tax Adjustment. The Tax Adjustment shall be paid by Buyer and the NAME Group to the Parent as a condition to the making of any Section 338 Election.
(h)    Contribution of Inter-Company Indebtedness. Prior to the Closing, TSQ has made a capital contribution to the NAME Group of all inter-company Indebtedness payable to TSQ or any of its Affiliates (other than any member of the NAME Group) by any member of the NAME Group, and as a result of such capital contribution, no amounts with respect thereto shall be payable to TSQ or any of its Affiliates (other than any member of the NAME Group) from and after the Closing. For the avoidance of doubt, inter-company Indebtedness does not include amounts payable under the Transition Services Agreement and under the Rockford Agreement.
(i)    Release of Liens. TSQ agrees to take any and all actions reasonably necessary to obtain releases of any liens or security interests (excepting any liens or security interests resulting from the actions of the NAME Group which were not at the direction of TSQ) that may be on the equity interests or assets of any member of the NAME Group as of the Closing, including, without limitation, financing statement nos. 20154609326 and 20154611967 for the benefit of Royal Bank of Canada.

7.	Survival; Indemnification; Limitation on Liability.
(a)    Survival. All representations, warranties and covenants of the Buyer and TSQ contained in this Agreement shall survive the Closing and shall continue thereafter in full force and effect; provided that the representations and warranties of TSQ shall survive until the date that is twelve (12) months following the Closing Date with respect to obligations for the matters addressed by such representations and warranties; provided, further that the representations and warranties in Sections 3(a), (b) and (g) shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations.
(b)    Indemnification. Each party hereto (and its Affiliates and its officers, directors, employees, agents and representatives) shall be indemnified and held harmless by the other parties hereto for and against any loss, liability, claim, damage (including incidental and consequential damages), costs and expenses, interest, awards, judgments and penalties (including costs of investigation and defense and attorneys’ and consultants’ fees and expenses), whether or not involving third party claims, actually suffered or incurred by them, arising out of or resulting from: (i) the breach or inaccuracy of any representation or warranty made by such indemnifying party contained in this Agreement; and (ii) the breach or nonperformance of any covenant or agreement by the indemnifying party contained in this Agreement.
In addition, TSQ (and its Affiliates and its officers, directors, employees, agents and representatives) shall be indemnified and held harmless, on a joint and several basis, by the Buyer and the NAME Group for and against any loss, liability, claim, damage (including incidental and consequential damages), costs and expenses, interest, awards, judgments and penalties (including costs of investigation and defense and attorneys’ and consultants’ fees and expenses), whether or not involving third party claims, actually suffered or incurred by them, arising out of or resulting

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from: (i) any Action by any Seller Indemnified Parties (as defined in the Securities Purchase Agreement) (including DH and JB) or any other Person arising under, or otherwise related to, the Securities Purchase Agreement and/or the transactions contemplated thereunder; (ii) the Pending Actions; (iii) the ownership, management and/or operation of the NAME Group (whether prior to, on or after the Closing Date), including in respect of any Action now existing or hereafter arising; and (iv) any failure by any NAME Party (or any deemed NAME Party) to comply with Section 6(c) as if a party hereto.
In addition, Buyer and the NAME Group (and their Affiliates and their officers, directors, employees, agents and representatives) shall be indemnified and held harmless by TSQ for and against any loss, liability, claim, damage (including incidental and consequential damages), costs and expenses, interest, awards, judgments and penalties (including costs of investigation and defense and attorneys’ and consultants’ fees and expenses), whether or not involving third party claims, actually suffered or incurred by them, arising out of or resulting from any US federal and state income Taxes and Canadian federal income Taxes of the NAME Group owed with respect to any taxable period (or portion thereof) during the TSQ Period; provided that TSQ shall not indemnify and hold harmless NAME Group (and/or their Affiliates and their officers, directors, employees, agents and representatives) for any failure to pay any such Taxes if the failure to pay such taxes is as a result of the information provided to TSQ by the NAME Group (and/or their Affiliates and their officers, directors, employees, agents and representatives) related thereto.
(c)    Limitation on Liability. TSQ’S AGGREGATE LIABILITY FOR ALL CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE CAPPED AT $200,000; provided, that the limitations set forth in this Section 7(c) shall not apply to claims based on a breach of the representations and warranties in Sections 3(a), (b), (e) and (g), or claims based on fraud; provided further than in no event shall TSQ’s aggregate liability for all claims arising in connection with this Agreement exceed the Purchase Price. The Buyer and DH acknowledge that it/he has had the opportunity to conduct due diligence and investigation with respect to the NAME Group, and in no event shall TSQ have any liability to the Buyer and/or DH (or any other Person) with respect to a breach of representation, warranty or covenant under this Agreement to the extent that the Buyer, DH, Dan Wagner, Alyssa Rogers or Cale Cassel had actual knowledge after reasonable inquiry of such breach as of the Closing Date.

8.	General Provisions.
(a)    Expenses. All fees and expenses incurred in connection with this Agreement (and the transactions contemplated hereunder), including all fees of counsel and accountants, shall be borne by the party incurring the same.
(b)    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received when delivered by hand or courier, when received by electronic mail or facsimile transmission, or three (3) days after the date when posted by air mail, with postage prepaid, addressed as follows:
If to the Buyer or DH, to:

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c/o Heartland Group LLC
PO Box 429
Farmland, IN 47340
Attn: Danny Huston
Email: dhuston@namidway.com
Fax No. 765-468-6579

With a copy to:

Ice Miller LLP
250 West Street, Suite 700
Columbus OH 43215
Attn: Edward Braum
Email: edward.braum@icemiller.com
Fax No. 317-592-4663

or to such other person or address as the Buyer or DH shall furnish to TSQ in writing.

If to TSQ, to:
Townsquare Live Events, LLC
240 Greenwich Avenue
Greenwich, CT 06830
Attn: Dhruv Prasad
Email: dhruv.prasad@townsquaremedia.com
Fax No. 800-301-6408

With a copy to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173
Attention: Todd Finger
Fax: 212-547-5444
Email: tfinger@mwe.com

or to such other person or address as TSQ shall furnish to the Buyer in writing.
(c)    Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto and any purported assignment in violation of this Section 8(c) will be void. Subject to the prior sentence, this Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and

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assigns. Notwithstanding the foregoing, TSQ may assign its rights, interests and obligations hereunder in connection with any sale of TSQ (or its parent, however structured) and may assign its rights and interest pursuant to Sections 6(c) and 6(d) to any Person, in each case, without the prior written consent of the Buyer or DH.
(d)    Governing Law; Venue; Disputes. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (EITHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES HERETO AGREE THAT THE EXCLUSIVE VENUE FOR ANY ACTION HEREUNDER SHALL BE THE STATE AND FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
(e)    Counterparts; Facsimile Copies. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(f)    Interpretation. The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.
(g)    Entire Agreement. This Agreement and the other documents and certificates delivered pursuant to the terms of this Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party.
(h)    Amendment; Waiver. This Agreement may be amended only by a written instrument executed by TSQ and the Buyer. Any failure of the Buyer to comply with any obligation, agreement or condition under this Agreement may only be waived in writing by TSQ, and any such failure by TSQ may only be waived in writing by the Buyer, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Agreement or to take any such action.

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(i)    Third Parties. Except as specifically set forth or referred to in this Agreement, nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity (other than the Company) other than the parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.
(j)    Additional Documents and Acts. Each of the parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and as may be necessary or appropriate to carry out the provisions of this Agreement and to consummate the transactions contemplated by this Agreement.
(k)    No Presumption Regarding Drafting. Each of the parties hereto acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by each of the parties hereto and shall not be construed against any party on the basis that the party was responsible for drafting that provision.
(l)    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
(m)    Waiver of Jury Trial. Each of the parties hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating thereto. Each of the parties (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8(m).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement of Purchase and Sale as of the date first above written.

TOWNSQUARE LIVE EVENTS, LLC

		By:	/s/ Dhruv A. Prasad
		Name:	Dhruv A. Prasad
		Title:	Co-Chief Executive Officer

NORTH AMERICAN FAIRS, LLC

		By:	/s/ Danny Huston
		Name:	Danny Huston
		Title:	President and Chief Executive Officer

DANNY HUSTON, an individual

		By:	/s/ Danny Huston
		Name:	Danny Huston

Acknowledged and Agreed:

HEARTLAND GROUP LLC
By:	/s/ Michael Josephs
Name:	Michael Josephs
Title:	Executive Vice President

[Signature Page to Purchase and Sale Agreement]

Exhibit B

MEMBERSHIP INTEREST TRANSFER POWER

The undersigned hereby assigns and transfers unto North American Fairs, LLC, a Delaware limited liability company, all of its membership interests (the “Interests”) in Heartland Group LLC, a Delaware limited liability company (the “Company”), standing in the undersigned’s name on the books and records of the Company, which Interests represent all of the issued and outstanding membership interests of the Company, and does hereby irrevocably constitute and appoint Alyssa Rogers attorney-in-fact to transfer the Interests on the books and records of the Company with full power of substitution in the premises.
Dated: May 24, 2018

TOWNSQUARE LIVE EVENTS, LLC

By:
Name:
Title:

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